Exhibit 10.30

SUMMARY OF EXECUTIVE OFFICER COMPENSATION

(As reported in Equifax Inc.’s

Current Report on Form 8-K, filed

February 9, 2005)

On February 3, 2005, the Compensation, Human Resources and Management Succession Committee (“Committee”) of the Board of Directors of Equifax Inc. (“Equifax”) reviewed and approved the payment of cash awards to named executive officers pursuant to the 2004 Annual Incentive Plan (“AIP”), adopted under the shareholder-approved Key Management Long-Term Incentive Plan.  The Committee also reviewed and approved 2005 financial and individual management objectives and their relative weightings.  Under both the 2004 and 2005 AIP, each executive has a bonus target expressed as a percentage of base salary.  Bonus targets range from 40% to 80% of base salary and are based upon a review of competitive practices for each job level.  Actual awards can range from 0% to 200% of target, depending on performance against pre-determined goals (earnings per share, revenue and individual management objectives are weighted at 65%, 15% and 20%, respectively, of the targeted incentive).  For 2004, the named executive officers received the following awards:  Thomas F. Chapman, $1,125,668; Donald T. Heroman, $371,643; Kent E. Mast, $349,164; Karen H. Gaston, $344,384; Paul J. Springman, $269,966; and David J. Gunter, $130,098.  Mr. Springman was named an executive officer by the Board of Directors on February 7, 2005.

The Committee approved the following long-term incentive awards to named executive officers pursuant to Equifax’s shareholder-approved 2000 Stock Incentive Plan:  Mr. Chapman, 50,000 deferred share units; Mr. Heroman, 35,000 stock options; Mr. Mast, 35,000 stock options; Ms. Gaston, 35,000 stock options; Mr. Springman, 20,000 stock options; and Mr. Gunter, 7,500 stock options and 2,500 deferred share units.  Mr. Chapman’s award is pursuant to the terms of his previously disclosed Transition Agreement with Equifax dated December 20, 2004, pursuant to which he will receive one-half of the value of his 2005 long-term incentive award in cash ($1,350,000) and the remainder in the form of deferred share units valued at $1,350,000, which vest upon satisfaction of his obligations under that agreement.  The stock options are non-qualified, have a ten-year term and vest 25% on the grant date and 25% on each of the next three grant date anniversaries if the holder remains employed by Equifax on those dates, subject to acceleration in certain circumstances.   The deferred share units granted to Mr. Gunter have a three-year vesting period, subject to acceleration in certain circumstances.

The Committee established the following annual base salaries of the named executive officers after a review of performance and competitive market data:  Mr. Chapman, $915,975; Mr. Heroman, $404,040; Mr. Mast, $356,475; Ms. Gaston, $357,166; Mr. Springman, $330,000; and Mr. Gunter, $216,320.

The Committee also took certain actions with respect to the Executive Life and Supplemental Retirement Plan (“Plan”).  The Plan was adopted effective January 1, 2000, to provide executive life insurance benefits as well as supplemental retirement benefits.  The retirement benefit amounts are designed to approximate the value of tax-qualified retirement benefits which are lost for some executives as a result of the limitations on compensation that can be considered under current tax law (commonly referred to as “restoration benefits”).  The Plan is funded with collateral assignment “split dollar” life insurance.  The Committee amended the Plan to provide that (1) executive officers will receive only life insurance benefits and no retirement benefits under the Supplemental Plan, in order to make permanent Equifax’s suspension of premium payments after July 30, 2002 in compliance with Sarbanes-Oxley Act prohibitions against loans to executive officers; (2) participants will receive a federal and state income tax gross-up for the imputed interest charges on cumulative premiums paid pursuant to new tax regulations (instead of providing a gross-up for the economic value of the life insurance provided to each participant under the plan, as originally adopted, and subject to company discretion to charge interest and not provide a gross up); and (3) all future executives who are terminated because their job is eliminated (through a consolidation of jobs, an office closing or other similar event) will become fully vested and will have a “rollout” of their policies, meaning that all company premiums must be repaid to the company to the extent of policy cash values in exchange for the release of all company restrictions on the policy.